UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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IMMUCOR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMMUCOR, INC.

3130 Gateway Drive

P.O. Box 5625

Norcross, Georgia 30091-5625

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Immucor, Inc., which will be held at the Atlanta Marriott Norcross, 475 Technology Parkway, Norcross, Georgia, 30092, on November 13, 2008, at 1:30 p.m., local time.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. You can vote by telephone (using the toll-free number on your proxy card) or internet (using the address provided on your proxy card), or if you have requested for and received a paper proxy card, you can complete and mail the paper proxy card. Please see the attached enclosed proxy card for more detailed information about the various options for voting your shares.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Immucor, Inc.

Sincerely,

/s/ Joseph E. Rosen
JOSEPH E. ROSEN
Chairman of the Board of Directors

September 26, 2008

2008 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

IMMUCOR, INC.

3130 Gateway Drive

P.O. Box 5625

Norcross, Georgia 30091-5625

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 13, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders (the “Meeting”) of Immucor, Inc. (the “Company”) will be held on Thursday, November 13, 2008, at 1:30 p.m., local time, at the Atlanta Marriott Norcross, 475 Technology Parkway, Norcross, Georgia 30092 for the following purposes:

1.	To elect nine directors to each serve until the Company’s next annual meeting of shareholders, or until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2009;

3.	To transact such other business as properly may come before the Meeting or any adjournment thereof.

Information relating to the above matters is set forth in the Proxy Statement. Only holders of record of the Company’s Common Stock at the close of business on September 17, 2008 will be entitled to receive notice of and to vote at the Meeting or at any adjournment thereof.

Your vote is important. Please vote in one of these ways:

•	Use the toll-free telephone number 1-800-690-6903;

•	Visit the web site www.proxyvote.com; or

•	You can request to be mailed a paper proxy card, in which case you can mark, sign, date and promptly return the proxy card in the postage-paid envelope provided in that mailing.

If you attend the Meeting, you may, if you wish, revoke your Proxy and vote in person.

By Order of the Board of Directors,

/s/ Philip H. Moïse
PHILIP H. MOISE,
Secretary

September 26, 2008

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND THE MEETING AND VOTE IN PERSON.

IMMUCOR, INC.

3130 Gateway Drive

P.O. Box 5625

Norcross, GA 30091-5625

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

NOVEMBER 13, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Immucor, Inc. (“Immucor” or the “Company”) for use at the Annual Meeting of Shareholders (the “Meeting”) of the Company to be held on Thursday, November 13, 2008, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of the Meeting. The expense of this solicitation, including the cost of preparing and distributing this Proxy Statement, will be borne by the Company.

The Annual Meeting will be held at 1:30 p.m., local time, at the Atlanta Marriott Norcross, 475 Technology Parkway, Norcross, Georgia 30092. It is anticipated that this Proxy Statement, the accompanying Proxy and the Company’s 2008 Annual Report will be first available to shareholders on or about October 3, 2008 on the web site www.proxyvote.com and, if requested, a paper copy of this Proxy Statement, the accompanying Proxy and the Company’s 2008 Annual Report will be mailed to the Company’s shareholders. A Notice of Internet Availability containing instructions on how to access this Proxy Statement, Proxy and the Company’s 2008 Annual Report and vote through the Internet or by telephone will be mailed to our stockholders (other than those who previously requested electronic or paper delivery) on the same date as this Proxy Statement, the accompanying Proxy and the Company’s 2008 Annual Report is first available to shareholders.

The record date for shareholders entitled to vote at the Meeting is the close of business on Wednesday, September 17, 2008. As of the close of business on September 17, 2008, the Company had approximately 70,488,808 shares outstanding and eligible to be voted of Common Stock, $0.10 par value (“Common Stock”), with each share entitled to one vote.

The Meeting will be held if a quorum exists. The presence, in person or by proxy, of shareholders entitled to vote a majority of the outstanding shares of Common Stock entitled to be voted at the Meeting will constitute a quorum for the Meeting. Broker non-votes (i.e., shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers) and abstentions will be counted only for purposes of determining whether a quorum is present at the Meeting, assuming a validly executed proxy is submitted.

If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

•	FOR the election of the nominees for director set forth in “Proposal 1: Election of Directors” on the next page.

•	FOR the ratification of the appointment Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2009.

In addition, if other matters come before the Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. Immucor has not received notice of other matters that may properly be presented at the Meeting. You may revoke your proxy at any time prior to the start of the Meeting by: (1) submitting a later-dated proxy, (2) voting in person at the Meeting, or (3) delivering instructions to the Secretary of the Company at 3130 Gateway Drive, P.O. Box 5625, Norcross, GA 30091-5625.

Only shares properly presented at the Meeting can be voted at the Meeting. The affirmative vote of a plurality of the shares voted at the Meeting will be required for the election of directors, and the affirmative vote of a majority of the shares voted at the Meeting will be required for the ratification of the appointment of Grant Thornton LLP. For purposes of proposals requiring a plurality or a majority of the votes actually cast at the Meeting, broker non-votes and abstentions will not be counted. Therefore, broker non-votes and abstentions will not have any effect on the outcome of the vote for the election of directors or the ratification of the appointment of Grant Thornton LLP. For purposes of proposals requiring the affirmative vote of a majority of the outstanding shares of Common Stock, a broker non-vote or abstention will have the same effect as a vote against the matter being voted upon.

Shareholders of the Company do not have any right to cumulate their votes for the election of directors.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Meeting, nine directors, who will constitute the entire board of directors of the Company (the “Board of Directors”) will be elected to hold office until the annual meeting of shareholders held in the year 2009. Despite the expiration of a director’s term, he shall continue to serve until his successor is duly elected and qualified or there is a decrease in the number of directors. In July and August 2008, current directors Roswell Bowers, John Harris and Michael Goldman notified the Company that they would not stand for re-election at the Meeting.

Directors will be elected by a plurality of the shares present and voting at the meeting. A plurality means that the nine nominees who receive the largest number of votes will be elected as directors. Unless contrary instructions are given, the proxies will be voted for the nominees listed below. It is expected that these nominees will serve, but if for any unforeseen cause any of them should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given.

The following nine persons were nominated for re-election by the Board of Directors upon the recommendation of its Corporate Governance and Nominating Committee. All nominees were elected at the 2007 Annual Meeting except for Ronny B. Lancaster who was elected by the Board of Directors effective February 1, 2008, and Paul V. Holland, M.D., James F. Clouser and Chris E. Perkins, who were elected by the Board of Directors effective August 1, 2008, all based upon the recommendation of the Corporate Governance and Nominating Committee. Each of these nine nominees has agreed to be identified in this proxy statement and to serve if elected. The nominees, their ages, the years in which they began serving as directors and their business experience are set forth below. The Board has determined that Messrs. Clouser, Goldstein, Hoketsu, Holland, Lancaster, Perkins and Rosen are each “independent” as defined by the rules of the Nasdaq Stock Market.

Name	Age	Position with Company	Director Since
Joseph E. Rosen	64	Director, Chairman of the Board of Directors	1998
Dr. Gioacchino De Chirico	55	Director; President and Chief Executive Officer	1994
James F. Clouser	57	Director	2008
Ralph A. Eatz	63	Director; Senior Vice President—Chief Scientific Officer	1982
Dr. Jack Goldstein	61	Director	2006
Hiroshi Hoketsu	66	Director	2005
Dr. Paul V. Holland	71	Director	2008
Ronny B. Lancaster	57	Director	2008
Chris E. Perkins	46	Director	2008

Joseph E. Rosen has been a director of the Company since its founding in 1982, except for a three-year hiatus from 1995-98, and has served as Chairman of the Board of Directors since September 2006. He has served as Director – Business Development and Planning for BioLife Plasma Services since 2002. Previously, Mr. Rosen had been employed in various capacities at Sera-Tec Biologicals since its inception in 1969, ultimately serving as its president from 1986 until 2001. Mr. Rosen is currently serving on the Board of the PPTA Source, the plasma collection industry trade group, and has been a member of the board of directors of several public and private health care companies. He has over 40 years of experience in the blood banking industry.

Dr. Gioacchino De Chirico, a director of the Company since 1994, was appointed as Chief Executive Officer of the Company on September 7, 2006. He has served as President of the Company since July 2003. He also served as Chief Executive Officer from April 2004 through October 2004. Prior to assuming his position as President, Dr. De Chirico served as President of Immucor Italia S.p.A., a subsidiary of the Company, from February 1994 through May 1998, then as the Company’s Director of European Operations from May 1998 through July 2003. From 1989 until 1994, Dr. De Chirico was employed by Ortho Diagnostic Systems, Inc. as General Manager, Immunocytometry, with worldwide responsibility. Ortho Diagnostics is a diagnostics subsidiary of Johnson & Johnson that, among other things, produces and distributes blood banking reagents.

James F. Clouser, currently a consultant, served from 1988 to 1999 as President, CEO and a board member of SteriGenics International, the global leader in medical device sterilization services, where he led the initial public offering of SteriGenics shares. He has also served as CEO, COO or CFO of several public and private healthcare and technology companies, including Ion Beam Applications, S.A., Attain Inc. and Diasonics Inc. Mr. Clouser holds an MBA in Finance Wayne State University, Detroit, MI and a Masters of Accounting from Rochester Institute of Technology, Rochester, NY and is a member of the American Institute of Certified Public Accountants.

Ralph A. Eatz has worked in the blood banking reagent field for over 30 years and has been a director of the Company since its founding in 1982. Mr. Eatz served as Vice President – Operations of the Company from its founding until being appointed Senior Vice President – Operations in 1988. In July 2003, Mr. Eatz assumed his present position of Senior Vice President – Chief Scientific Officer.

Jack Goldstein, Ph.D., has been a director of the Company since December 2006. Dr. Goldstein most recently served as President and Chief Operating Officer of Chiron Corporation, a biotechnology firm, from 2004 until its acquisition by Novartis in April 2006. Dr. Goldstein joined Chiron in 2002 as President of the Chiron Blood Testing Division and served in this capacity until his appointment as President and Chief Operating Officer. Dr. Goldstein has held several senior management positions in the diagnostics and pharmaceutical industries. From 1986 to 1997, he worked for Johnson and Johnson in various positions, including President of Ortho Diagnostics Systems, a Johnson and Johnson company. Dr. Goldstein earned a B.A. in biology from Rider University, and an M.S. in immunology and Ph.D. in microbiology from St. John’s University. He currently sits on the Boards of Directors of OraSure Technologies, Inc., an oral fluid diagnostic company and Illumina, Inc., a biotechnology company studying genetic variation.

Hiroshi Hoketsu has been a director of the Company since April 2005. Mr. Hoketsu has extensive health care experience having been in the industry since 1967. His most recent position was President of Ortho-Clinical Diagnostics, K.K. in Japan, a position he held from 1981 until his retirement in 2002. Other than serving as a director of the Company, Mr. Hoketsu has been retired since 2002.

Paul V. Holland, M.D., currently Scientific Director of Delta Blood Bank in Stockton, California, has been involved in blood banking and transfusion medicine for over 40 years including service as Chief of the Blood Bank Department of the Clinical Center of the National Institutes of Health from 1974 to 1983, Medical Director and CEO of the Sacramento Medical Foundation Blood Center, currently doing business as BloodSource from 1984 to 2004, and as a Clinical Professor of Medicine and Pathology in the Division of Hematology/Oncology at

UC Davis Medical Center from 1984 to the present. Dr. Holland has also advised biotech companies, U.S and foreign governments, agencies and non-governmental organizations, including the World Health Organization; and he has served as President of the International Society of Blood Transfusion, and as a member of the nominating committee for the Nobel Prize in Medicine and Physiology.

Ronny B. Lancaster currently serves as Senior Vice President of Federal Government Relations for Assurant, Inc., and previously served as Senior Vice President and Chief Operating Officer of Morehouse School of Medicine in Atlanta, and Executive Assistant to the Secretary and Principal Deputy Assistant Secretary for Planning and Evaluation of the U.S. Department of Health and Human Services. Mr. Lancaster earned a B.A. in Economics from Catholic University, an MBA. from Wharton School of the University of Pennsylvania, and a J.D. from Georgetown University Law Center. He currently sits on the Board of Directors of OraSure Technologies, Inc., an oral fluid diagnostic company, and on the Medical Advisory Board of Henry Schein, Inc., a distributor of healthcare products and services.

Chris E. Perkins practiced seven years as a CPA in public accounting then served 15 years in senior management positions in finance, accounting, corporate development and operations, recently as the CFO then COO of Per-Se Technologies, a systems technology and outsource service provider to the healthcare industry that was publicly-owned prior to its acquisition by McKesson Corporation. Prior to his tenure at Per-Se Technologies he served in increasingly senior management positions at AGCO Corporation, a publicly-owned global manufacturer and distributor of agricultural equipment, including roles as CFO and Vice President of Global Parts Operations. Mr. Perkins also served as the Executive Vice President and Chief Operating Officer of Emageon Inc., a healthcare technology company, from December 2007 until he resigned in July 2008.

There are no arrangements or understandings between any nominee and any other persons pursuant to which he was selected as a nominee. There are no family relationships among any of the directors or executive officers of the Company.

For information concerning the number of shares of the Company’s Common Stock held by each nominee, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE NOMINEES WHOSE NAME APPEARS ABOVE AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

CORPORATE GOVERNANCE

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and through committees established in accordance with the Company’s Bylaws. During the fiscal year ended May 31, 2008, the Board of Directors met six times. Each Director attended at least 75% of the total of all meetings of the Board of Directors and any committee on which he served, except Mr. Hoketsu who was unable to attend one of the four regularly-scheduled Board meetings and two special Board meetings held in fiscal 2008.

The Board of Directors has three committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

Audit Committee—The Audit Committee is responsible for reviewing the Company’s financial statements with management and the independent registered public accounting firm prior to the publication of such statements, the selection and oversight of the Company’s independent registered public accounting firm, and the oversight of the Company’s internal control over financial reporting. Messrs. Bowers, Harris and Rosen and Dr. Goldstein comprised the Company’s Audit Committee during the fiscal year ended May 31, 2008. Messrs.

Clouser and Perkins were appointed to the Audit Committee effective August 1, 2008. Messrs. Bowers and Harris will serve on the Audit Committee until the Meeting. The Board has determined that each of Messrs. Harris, Clouser, Perkins and Rosen is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of SEC Regulation S-K. Each member who served on the Audit Committee during the fiscal year ended May 31, 2008 and since then is “independent” as defined by the Nasdaq Stock Market rules applicable to audit committee members. The Audit Committee performs its duties pursuant to a written Audit Committee Charter adopted by the Board of Directors. The Audit Committee charter is available on the Company’s website at www.immucor.com by scrolling over “About Us” and clicking on “Corporate Governance.” The Audit Committee met eight times in the fiscal year ended May 31, 2008.

Compensation Committee—The Compensation Committee has responsibility over matters relating to compensation of executives, employees and non-employee directors of the Company, including reviewing the performance of management in achieving the Company’s goals and objectives, and for setting the annual compensation of the Company’s executive officers. The Compensation Committee also has responsibility over matters relating to the Company’s equity incentive and other benefit plans, including the authority to grant stock options and other equity incentive awards to employees, directors and any other eligible individuals from time to time and to administer the Company’s various equity incentive plans. The Committee has authority, without further approval from the Board, to retain and terminate, as it deems appropriate, compensation consultants or advisors to assist in the Committee’s evaluation of compensation issues, and has sole authority to approve such consultants’ fees and retention arrangements. Messrs. Bowers, Rosen, Hoketsu and Goldman were members of the Compensation Committee during the fiscal year ended May 31, 2008. As described more fully below in “Certain Relationships and Related Transactions,” as of August 4, 2008 Mr. Goldman ceased to be “independent” under the Nasdaq Stock Market rules applicable to compensation committee members, and he resigned from his position as a member of the Compensation Committee as of that date. Messrs. Lancaster and Clouser were appointed to the Compensation Committee effective August 1, 2008. Mr. Bowers will serve on the Compensation Committee until the Meeting. Each member who served on the Compensation Committee during the fiscal year ended May 31, 2008 and since then was “independent” as defined by the Nasdaq Stock Market rules applicable to compensation committee members. The Compensation Committee charter is available on the Company’s website at www.immucor.com by scrolling over “About Us” and clicking on “Corporate Governance.” The Compensation Committee met six times in the fiscal year ended May 31, 2008.

Corporate Governance and Nominating Committee—The Corporate Governance and Nominating Committee is responsible for recommending to the full Board of Directors candidates for appointment to the Board, reviewing periodically the composition and structure of the Board, monitoring Board effectiveness, and for developing and overseeing the Company’s corporate governance guidelines. The Corporate Governance and Nominating Committee charter is available on the Company’s website at www.immucor.com by scrolling over “About Us” and clicking on “Corporate Governance.” The Corporate Governance and Nominating Committee will consider nominees proposed by shareholders. The Committee has not identified any specific, minimum qualifications or skills that it believes must be met by a nominee for director. It is the intent of the Committee to review from time to time the appropriate skills and characteristics of directors in the context of the current make-up of the Board and the requirements and needs of the Company at a given time. Given the current composition and size of the Board of Directors and the Company and the fact that the Committee has received no nominee candidates from shareholders, the Committee has not considered other candidates for election at the upcoming Meeting. Shareholders wishing to nominate a candidate for consideration at the annual meeting of shareholders in 2009 should submit the nominee’s name, affiliation and other pertinent information along with a statement as to why such person should be considered for nomination. Such nominations should be addressed to the Corporate Governance and Nominating Committee in care of the Secretary of the Company and be received not less than 120 days prior to the date in 2009 that corresponds to the date of the Company’s proxy materials for the 2008 annual meeting. The Committee will evaluate any such nominees in a manner similar to that for all director nominees. Messrs. Harris, Goldman and Dr. Goldstein were members of the Corporate Governance and Nominating Committee during the fiscal year ended May 31, 2008. As described more fully below in “Certain Relationships and Related Transactions,” as of August 4, 2008 Mr. Goldman ceased to be “independent” under the Nasdaq Stock Market rules applicable to nominating committee members, and he resigned from his position as a member of the Corporate Governance and Nominating Committee as of that date. Dr. Holland and Mr. Perkins were appointed to the Corporate Governance and Nominating Committee effective August 1, 2008. Mr. Harris will serve on the Corporate Governance and Nominating Committee until the Meeting. Each member who served on the Corporate Governance and Nominating Committee during the fiscal year ended May 31, 2008 and since then was “independent” as defined by the Nasdaq Stock Market rules applicable to nominating committee members. The Corporate Governance and Nominating Committee met three times during the fiscal year ended May 31, 2008.

Shareholder Communications with the Board

Shareholders wishing to communicate with members of the Board of Directors or with a committee of the Board of Directors may send an email to boardofdirectors@immucor.com, indicating to which director or directors the email should be directed. Alternatively, shareholders may send a letter to the Secretary of the Company with instructions as to which committee(s) or director(s) is to receive the communication. The Company’s Secretary will forward the written communication to each member of the Board of Directors identified by the security holder or, if no individual director is identified, to all members of the Board of Directors.

Director Attendance at Annual Meetings of Shareholders

The Company’s policy is to request that each director attend the Company’s annual meeting of shareholders. All of the Company’s directors attended the 2007 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics

We have adopted a Code of Conduct that applies to all our employees, including our executive officers. A copy of the Code of Conduct is available on the Company’s website at www.immucor.com by scrolling over “About Us” and clicking on “Corporate Governance.” Any amendments to or waivers of the Code of Ethics will be promptly posted on the Company’s website or in a report on Form 8-K, as required by applicable laws.

COMPENSATION OF DIRECTORS

The following table provides information concerning the compensation of the Company’s non-employee directors for fiscal 2008. Directors who are employees of the Company receive no compensation for their services as Directors.

FISCAL 2008 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)(3)(4)	Total ($)
Joseph Rosen	$95,000	$6,964	$35,122	$137,086
Roswell Bowers	$55,000	$6,964	$35,122	$97,086
John Harris	$52,500	$6,964	$47,847	$107,311
Michael Goldman	$45,000	$6,964	$33,239	$85,203
Jack Goldstein	$52,500	$4,005	$33,104	$89,609
Hiroshi Hoketsu	$37,500	$6,964	$74,156	$118,620
Ronny Lancaster	$12,500	$—	$11,114	$23,614

(1)	Non-employee directors receive an annual retainer of $25,000, $2,500 per meeting, and are reimbursed for all travel expenses to and from meetings of the Board. The Chairman of the Board is paid an additional $40,000 annual retainer, the Audit Committee Chair is paid an additional $15,000 annual retainer and the other Audit Committee members are each paid an additional $10,000 annual retainer; the Compensation Committee Chair and the Corporate Governance and Nominating Committee Chair are each paid an additional $10,000 annual retainer, and the other members of these two Committees are each paid an additional $5,000 annual retainer. The annual retainers are paid on a cumulative basis.

(2)	In addition, the Company provides each of the non-employee directors a grant of an option to purchase shares of the Company’s Common Stock upon their election or appointment as a director at the stock’s closing market price on the date of grant. Stock options to purchase 8,500 shares at a price of $26.92 were granted to Mr. Lancaster under the Company’s 2005 Long-Term Incentive Plan upon his election to the Board of Directors in February 2008. Each director may also receive other grants under the 2005 Long-Term Incentive Plan.

(3)	On June 8, 2007, as part of the annual group award, the Compensation Committee granted restricted shares and options to purchase shares of Common Stock to non-employee directors pursuant to the 2005 Long-Term Incentive Plan. The options vest 25% at each anniversary of the date of grant and have a term of six years, and restricted shares vest 20% at each anniversary of the date of grant.

(4)	The amounts in these columns reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended May 31, 2008 in accordance with FAS 123(R) of awards pursuant to the Company’s equity incentive plans and therefore may include amounts from awards granted in fiscal 2007 and prior. Assumptions used in the calculation of these amounts for awards granted in fiscal years ended May 31, 2008, 2007, and 2006 are included in Note 11, ‘Share-Based Compensation’, to the Company’s audited financial statements for the fiscal year ended May 31, 2008, included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2008. Assumptions used in the calculation of these amounts for the fiscal year ended May 31, 2005 are included in Note 11, ‘Stock-Based Compensation’, to the Company’s audited financial statements for the fiscal year ended May 31, 2007, included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2007. These referenced sections are deemed part of the disclosure required under Item 402 of SEC Regulation S-K. All the awards listed above were equity awards and consequently compensation costs recognized were fixed. As required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

REPORT OF THE COMPENSATION COMMITTEE

(The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.)

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s 2008 proxy statement.

Submitted by the Compensation Committee of the Board of Directors

Roswell S. Bowers

James F. Clouser

Hiroshi Hoketsu

Ronny B. Lancaster

Joseph E. Rosen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As described more fully below in “Certain Relationships and Related Transactions,” which is incorporated herein by reference, as of August 4, 2008 Mr. Goldman, a member of the Compensation Committee during fiscal 2008, ceased to be “independent” under the Nasdaq Stock Market rules applicable to compensation committee members due to the payment of fees by the Company to TM Capital Corp., of which Mr. Goldman is a Managing Director and founding principal, in connection with the acquisition of BioArray Solutions. Mr. Goldman resigned from his position as a member of the Compensation Committee as of August 4, 2008.

During the last fiscal year, no executive officer of the Company served either as: (1) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of the Company; (2) a director of another entity, one of whose executive officers served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of the Company; or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Michael S. Goldman joined the Company’s Board of Directors effective May 15, 2006, and was a member of the Compensation Committee and Corporate Governance and Nominating Committee during fiscal year 2008. Mr. Goldman is a Managing Director and founding principal of TM Capital Corp., an investment bank which has represented us in a number of financial transactions, including the acquisition of BioArray Solutions in August 2008. We paid TM Capital Corp. fees totaling $120,000 in fiscal year 2008 for services rendered, and we paid TM Capital Corp. an additional $1,400,000 in fees upon the closing of the BioArray transaction. With the receipt of these additional fees, as of August 4, 2008 Mr. Goldman no longer qualified as an “independent” director of the Company under Nasdaq Stock Market listing standards. As a result, Mr. Goldman notified the Company as of August 4, 2008 that he would not stand for re-election at this year’s Meeting. Mr. Goldman also resigned his positions as a member of the Compensation Committee and Corporate Governance and Nominating Committee as of August 4, 2008.

Prior to his joining the Company in April 2007, Mr. Moïse was a partner at the law firm of Sutherland Asbill & Brennan LLP, to which we paid fees of $1,989,816 in fiscal 2008.

The Audit Committee of the Company’s Board of Directors monitors the occurrence of related party transactions in connection with its general responsibility to oversee the adequacy and effectiveness of the Company’s accounting, financial controls and internal controls over financial reporting, including the Company’s systems to monitor and manage business risk and legal and ethical compliance programs. The Committee relies principally on the Company’s management to identify transactions that may need to be reported in the Company’s SEC filings, including this proxy statement. Any such transactions identified are considered not later than the Audit Committee’s next regularly-scheduled meeting, at which meeting the Audit Committee will determine what, if any, action may be warranted. The Audit Committee’s responsibilities are generally stated in its Charter, although its practices concerning potentially-reportable transactions are not specifically stated in the Charter.

The Company’s Code of Conduct requires that employees avoid conflicts of interest, which are defined broadly to include transactions between the Company and the employee, a family member or an affiliated company. Any conflict of interest is required to be brought to the immediate attention of the Company’s General Counsel. A violation of the Code of Conduct may result in disciplinary action up to and including dismissal.

The Company’s Corporate Governance and Nominating Committee also considers potentially-reportable transactions in connection with its determination of whether the Company’s directors meet applicable SEC and Nasdaq independence standards. Its duty to make those determinations is stated in its Charter.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Grant Thornton LLP (“Grant Thornton”), the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments on the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (including Statement on Auditing Standards No. 61). In addition, the Audit Committee has discussed with Grant Thornton their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1), and has considered whether Grant Thornton’s provision of non-audit services to the Company is compatible with maintaining their independence.

The Audit Committee discussed with the Company’s internal audit representatives and Grant Thornton the overall scope and plans for their respective audits. The Audit Committee met with the internal audit representatives and Grant Thornton, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2008 for filing with the Securities and Exchange Commission.

Roswell S. Bowers

James F. Clouser

Dr. Jack Goldstein

John A. Harris

Chris E. Perkins

Joseph E. Rosen

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of Common Stock of Immucor beneficially owned by (i) each director, (ii) each executive officer of the Company listed in the Summary Compensation Table in this Proxy statement, (iii) each person known to the Company to own more than 5% of the outstanding shares of Common Stock, and (iv) all of the executive officers and directors of the Company as a group. This information provided is as of September 7, 2008, except where indicated.

Name of Beneficial Owner (and address for those owning more than five percent)	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Roswell S. Bowers	45,786	(2)	*
Dr. Gioacchino De Chirico	363,546	(3)	*
Ralph A. Eatz	787,876	(4)	1.1%
Richard A Flynt	4,509	(5)	*
Michael S. Goldman	8,679	(6)	*
Jack Goldstein	4,442	(7)	*
John A. Harris	9,307	(8)	*
Hiroshi Hoketsu	73,335	(9)	*
Ronny B. Lancaster	805	(10)	*
Philip H. Moise	24,237	(11)	*
Joseph E. Rosen	103,551	(12)	*
Patrick Waddy	113,808	(13)	*
Barclays Global Investors , NA	3,890,620	(14)	5.5%
All directors and executive officers as a group eleven persons)	1,426,073	(15)	2.0%

*	Represents less than one percent of the Company’s outstanding Common Stock

(1)	A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through the exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children. Amounts include shares of our Common Stock, including restricted shares, both vested and unvested, which have voting rights.

(2)	For Mr. Bowers, includes options to purchase 12,656 shares at $6.12, options to purchase 1,267 shares at $17.51, options to purchase 812 shares at $29.23 and 1,872 shares of restricted stock that vest periodically over the next five years.

(3)	For Dr. De Chirico, includes options to purchase 14,184 shares at $17.51, options to purchase 14,083 shares at $29.23 and 30,039 shares of restricted stock that vest periodically over the next five years.

(4)	For Mr. Eatz, includes options to purchase 379,687 shares at $0.89, options to purchase 84,375 shares at $6.12, options to purchase 12,888 shares at $17.51, options to purchase 6,110 shares at $29.23 and 15,730 shares of restricted stock that vest periodically over the next five years.

(5)	For Mr. Flynt, represents 4,509 shares of restricted stock that vest periodically over the next five years.

(6)	For Mr. Goldman, includes options to purchase 4,250 shares at $19.39, options to purchase 1,267 shares at $17.51, options to purchase 812 shares at $29.23 and 1,872 shares of restricted stock that vest periodically over the next five years.

(7)	For Dr. Goldstein, includes options to purchase 2,125 shares at $26.92, options to purchase 812 shares at $29.23 and 1,365 shares of restricted stock that vest periodically over the next five years.

(8)	For Mr. Harris, includes options to purchase 6,314 shares at $6.12, options to purchase 812 shares at $29.23, and 1,872 shares of restricted stock that vest periodically over the next five years.

(9)	For Mr. Hoketsu, includes options to purchase 12,656 shares at $20.03, options to purchase 1,267 shares at $17.51, options to purchase 812 shares at $29.23, and 1,872 shares of restricted stock that vest periodically over the next five years.

(10)	For Mr. Lancaster, represents 805 shares of restricted stock that vest periodically over the next five years.

(11)	For Mr. Moïse, includes options to purchase 3,750 shares at $30.00, options to purchase 7,312 shares at $29.23, and 12,287 shares of restricted stock that vest periodically over the next 5 years.

(12)	For Mr. Rosen, includes options to purchase 63,437 shares at $0.89, options to purchase 25,312 shares at $6.12, options to purchase 1,267 shares at $17.51, options to purchase 812 shares at $29.23, and 1,872 shares of restricted stock that vest periodically over the next five years.

(13)	For Mr. Waddy, includes options to purchase 8,477 shares at $0.89, options to purchase 29,025 shares at $6.12, options to purchase 7,500 shares at $17.89, options to purchase 3,900 shares at $17.51, options to purchase 4,520 shares at $29.23 and 6,914 shares of restricted stock that vest periodically over the next five years.

(14)	Based on information contained in a Schedule 13G that Barclays Global Investors, NA, 45 Fremont Street, San Francisco, CA 94105, filed with the SEC on February 5, 2008. The filing indicated that Barclays Global Investors, NA, including its affiliates Barclays Global Fund Advisors and Barclays Global Investors, Ltd., had sole investment power for 3,890,620 and sole voting power for 3,013,470 shares.

(15)	Mr. Waddy’s beneficial ownership is not aggregated with the directors and officers as a group, because he resigned as Chief Financial Officer of the Company in December 2007 and is no longer an executive officer of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of compensation awarded to Named Executive Officers during the 2008 fiscal year. It should be read in conjunction with the Summary Compensation Table, related tables and the narrative disclosure under the heading “Executive Compensation.”

Overview

Our Compensation Committee, which is comprised solely of independent directors, has responsibility over matters relating to compensation of executives, employees and non-employee directors of the Company, including reviewing the performance of management in achieving the Company’s goals and objectives and for setting the annual compensation of the Company’s executive officers. The Committee also has responsibility over matters relating to the Company’s equity incentive and other benefit plans, including the sole authority to grant stock options and other equity incentive awards to employees, directors and any other eligible individuals from time to time and to administer the Company’s various equity incentive plans.

Our Board of Directors approves the annual budget before the commencement of each fiscal year. Cash bonuses paid to executive officers at the end of each fiscal year are based on the achievement of budgeted net income and, as to non-US employees, the achievement of sales objectives for each country. This net income target may be adjusted by the Compensation Committee to account for non-recurring charges not anticipated at the time the budget was approved. Long-term equity incentives (stock options and restricted stock) are awarded at the beginning of each fiscal year based principally on the salary and position of the recipient.

Outside consultants assisted the Committee in establishing the overall compensation philosophy. Our consultants also provide market compensation information which the Committee uses, together with other available information, to set compensation it believes is in line with the current market rates and compensation paid by our peers. For fiscal years 2007 and 2008, our consultants were Watson Wyatt who were retained independently by the Compensation Committee and did not perform any other services for the Company.

The Committee also seeks input from management, and the Chief Executive Officer occasionally meets with Committee members to evaluate performance of other executive officers and recommend their compensation. However, no executive officer, including the Chief Executive Officer, participates directly in any Committee meetings relating to his or her compensation. The significant aspects of management’s role are recommending performance targets and objectives, evaluating employee performance and recommending base salary increases. The Committee is not authorized under its Charter to delegate its authority to others in determining or recommending compensation for executive officers or directors.

The Compensation Committee usually makes its final decisions concerning executive officer compensation immediately before the fiscal year in question, usually in May of the previous fiscal year, and generally makes annual equity awards at its first meeting of each fiscal year, usually in June.

Executive Officers

Set forth below is information regarding the current executive officers of the Company.

Name	Age	Position with Company	Since
Dr. Gioacchino De Chirico	55	President and Chief Executive Officer	2003	(1)
Ralph A. Eatz	64	Senior Vice President, Chief Scientific Officer	2003
Richard A. Flynt	49	Vice President, Chief Financial Officer	2007
Philip H. Moïse	58	Vice President, General Counsel and Secretary	2007

(1)	Dr. De Chirico has served as President of the Company since July 2003 and as Chief Executive Officer of the Company since September 2006.

Biographical information for certain Executive Officers not listed below is described above under “Election of Directors.”

Richard A. Flynt was appointed Chief Financial Officer in December 2007. Mr. Flynt is a Certified Public Accountant with more than 25 years of financial management experience. He has most recently served as Vice President – Finance with McKesson Corporation in Alpharetta, Georgia. From July 2004 through January 2007, he was Senior Vice President – Corporate Controller & Chief Accounting Officer with Per-Se Technologies, Inc., which was acquired by McKesson Corporation in January 2007. From 1997 through 2004, he served in a variety of senior financial management positions with GNB Technologies, Inc., Exide Technologies, Inc. and GTS Energy. Prior to that he had 15 years of public accounting experience with Ernst & Young LLP.

Philip H Moïse was appointed Vice President, General Counsel and Secretary in April 2007, and serves as the Company’s first general counsel. Before joining the Company, Mr. Moïse was in the private practice of law, most recently as a partner and Co-Chair of Life Sciences at Sutherland Asbill & Brennan LLP in Atlanta. During a 30-year career in private practice, he represented over 35 public and private companies in the life sciences and medical products industries, and he had represented the Company for over 20 years. Mr. Moïse graduated with honors from The Citadel and Duke University School of Law.

In December 2007, with the appointment of Mr. Flynt as Chief Financial Officer, Patrick D. Waddy resigned as Chief Financial Officer and became Vice President of International Finance, a non-executive position.

Legal Proceedings Involving Named Executive Officers

Dr. De Chirico was the Company’s Chief Executive Officer from April-October 2004, but relinquished that position pending the Board’s review of payments made by the Company’s Italian subsidiary during his tenure as President of that subsidiary. As previously reported, in October 2004 a prosecutor in Milan, Italy alleged that the Company’s Italian subsidiary had made an improper €13,500 payment to an Italian physician for the purpose of securing business from the physician’s hospital. A case was brought against the subsidiary and Dr. De Chirico. In 2007 the Company settled all charges against the subsidiary, and Dr. De Chirico’s case proceeded to trial. In April 2008 the tribunal in Milan rendered a guilty verdict, the first level of the case against Dr. De Chirico thereby concluded, and the case moved to the second level. Under Italian law all penalties imposed under the verdict were immediately negated. The Italian criminal court system is much different from the US system, and consists of three different levels. At the first and second levels both sides can present evidence and legal arguments; at the third level only legal arguments are considered. Under Italian law, Dr. De Chirico will be considered innocent until all three levels have been completed, which could take years. In 2007 the Company and Dr. De Chirico settled a related SEC investigation, requiring Dr. De Chirico to pay a $30,000 civil penalty.

Our Compensation Philosophy

In early fiscal 2008 the Compensation Committee developed and adopted the following executive compensation philosophy and then confirmed this philosophy at its first regular meeting in fiscal 2009.

Primary Objectives

The primary objectives of our executive compensation program are to support the achievement of our financial and strategic goals by attracting and retaining executives performing at the highest levels of our industry, and to reward the achievement of goals we believe drive shareholder value. To achieve these objectives, we intend that our executive compensation program:

•	Include performance measures that recognize overall company performance as well as individual performance;

•

Include plans that are competitive externally but flexible enough to deliver rewards based on an executive’s ability to influence our financial and organizational performance and to influence individual performances;

•	Reflect that outstanding company performance should be accompanied by outstanding rewards, and performance below expectations should result in lesser rewards or no rewards;

•	Reflect that outstanding individual performance should be accompanied by outstanding rewards within limits of company performance;

•	Provide flexibility and discretion in applying the compensation principles to appropriately reflect individual circumstances as well as changing business conditions and priorities; and

•	Include a mix of compensation that balances rewards for achievement of our short and long-term financial goals and rewards linked to the performance of our stock.

External Benchmarks

In setting compensation for executive officers, we consider how medical diagnostics and other related companies in our industry compensate their executives. We refer to these companies as “peer companies” and consider how they compensate executives in positions comparable to our executive positions, that is, positions with similar duties, responsibilities, complexity and scope. The peer companies the Compensation Committee used for fiscal 2008 to compare compensation levels were:

Arrow International Inc.	Medical Action Industries Inc.
Biosite Inc.	Meridian Bioscience Inc.
Cytyc Corp.	Molecular Devices Corp.
Digene Corp.	Qiagen N.V.
Gen Probe Inc.	Quidel Corp.
Haemonetics Corp.	Techne Corp.
ICU Medical Inc.	Thoratec Corp.
Illumina Inc.	Ventana Medical Systems Inc.
Inverness Medical Innovations Inc.

In addition, given the specific demands of the industry in which the Company operates, the Compensation Committee also used a more focused survey including a subset of peer companies that operate in the in vitro diagnostic industry. We refer to these companies as “diagnostics peer companies.” The diagnostics peer companies the Compensation Committee used for fiscal 2008 to compare compensation levels were:

Biosite Inc.

Digene Corp.

Gen Probe Inc.

Inverness Medical Innovations Inc.

Meridian Bioscience Inc.

Quidel Corp.

Ventana Medical Systems Inc.

Certain positions are not specific to our industry. For those positions, our Compensation Committee also used compensation surveys conducted by national human resources consulting firms containing information about a broader group of companies in other industries, including public companies of comparable size to us. These compensation surveys were used to consider compensation for all executives, including our Named Executive Officers, but peer-group information is the primary external benchmark for Named Executive Officers.

Overall compensation opportunities will be based on typical competitive market practices. However, while we consider levels of compensation at our peer companies to be an important measure, we expect that the application of other important factors will result in compensation being above peer-company medians for some executive officers and below peer-company medians for other executive officers, and this could vary from year to year. Actual executive compensation should reflect our overall performance so that in years of strong company performance executives earn higher levels of compensation, and in years of weaker company performance executives should earn lower levels of compensation.

Total Compensation

Our primary compensation program includes the following elements:

•	Base salary,

•	Annual cash incentives (bonuses), and

•	Stock-based long-term incentives.

Total compensation for our executive officers is weighted more heavily towards incentive-based remuneration, including equity-based compensation, because we believe they have the greatest ability to influence our overall results. The mix of compensation elements is adjusted from time to time to best support our immediate and longer-term objectives.

Base Salary

The purpose of base salary is to provide a competitive level of fixed compensation to help attract and retain the executives we need to achieve our financial and strategic goals. Base salaries are generally established at a level designed to be competitive with base salaries for comparable positions among our peer companies, and where applicable, among the broader group of comparable companies, and are adjusted where appropriate to reflect the qualifications and contribution level of the individual executive. Outstanding individual performance or significant experience may warrant a higher base salary for a particular executive as compared to those in comparable positions among our peer companies and other comparable companies. Each executive officer’s base salary is reviewed on an annual basis and is adjusted as appropriate to reflect individual performance and/or changes in the marketplace.

Annual Cash Incentives (Bonuses)

The purpose of our annual cash bonus plan is to motivate and reward executives for achieving our shorter-term financial goals, and to provide competitive total compensation opportunities. Each executive’s annual bonus opportunity is designed to be competitive with comparable positions at our peer companies or other comparable companies, while also balancing the cost implications to us. Annual bonuses for all participants are tied to achieving budgeted net income. Our annual bonus plan rewards executive officers for overall company performance that meets our net income goal, but does not reward for performance below that goal. Our Compensation Committee retains the ability to provide for bonuses for outstanding individual performance even when targeted metrics for overall company performance are not achieved. Annual bonuses can increase, usually proportionately, if we exceed targeted net income. During the fiscal year 2008, our annual bonus plan consisted of the 2008 Bonus Plan adopted in May 2007.

Stock-Based Long-Term Incentives

The purposes of our long-term incentive program are to motivate executives to drive shareholder value by better aligning their interests with those of shareholders, and to provide competitive total compensation opportunities. We deliver long-term incentives through equity compensation plans because we believe equity ownership most clearly aligns the interests of our executives with those of our shareholders. Long-term incentives represent a comparably larger portion of the total compensation package for executives we believe are in a position to most directly influence our longer-term success. Long-term incentive grants are designed to be competitive with typical market practices among our peer companies and other comparable companies, taking into consideration individual performance, internal fairness and the overall cost of the program to the Company. Our Compensation Committee generally favors an emphasis on the use of long-term equity incentive awards to motivate members of the Company’s senior management team, including the Chief Executive Officer and remaining Named Executive Officers. The ultimate value of the equity awarded will depend on the long-term performance of our stock.

Benefits

Our executives will receive benefits consistent with our general employee population, unless their position requires additional benefits to carry out their duties. These benefits, as for all employees, will help executives and their families protect themselves against financial risks associated with illness, disability, death and retirement through a combination of personal savings, company contributions and company-sponsored benefit plans. Our executive officers also receive car allowances for the use of their personal cars for our business as disclosed in the Compensation Summary Table under the Executive Compensation section, and all officers are entitled to be reimbursed for a portion of the premiums on personal life insurance policies.

Elements of Compensation for Fiscal 2008

The following section outlines the components of compensation and how we established pay levels for each of these components in fiscal 2008.

Base Salary

The base salaries paid to our Named Executive Officers for fiscal 2008 were governed by the terms of their employment agreements with us, each of which has been approved by our Compensation Committee. These employment agreements contain the general terms of each Named Executive Officer’s employment and establish the minimum compensation that such Named Executive Officers are entitled to receive, but do not prohibit, limit or restrict our ability to pay additional compensation, whether in the form of base salary, bonus, stock options or otherwise. Our Compensation Committee reviews base salaries of our Named Executive Officers annually and employment agreements are amended for any increases granted.

In June 2007, our Compensation Committee approved an average five percent merit increase in the base salaries of all employees for fiscal 2008. Dr. De Chirico and Mr. Eatz received increases of 5% and 4.5%, respectively, based on their performances during the prior fiscal year. Mr. Waddy did not receive an increase because he had announced his intention to resign as Chief Financial Officer when a replacement had been hired, and Mr. Moïse did not receive an increase because he had only recently joined the Company.

For fiscal 2008, the base salaries of Dr. De Chirico and Messrs. Eatz and Moïse exceeded the median base salary of our peer companies and diagnostics peer companies, while Mr. Waddy’s base salary fell below the median. We did not develop any specific peer-company information concerning Mr. Flynt because he joined the Company mid-year, and Mr. Flynt’s base salary was determined through negotiations with the Company.

Annual Cash Incentives (Bonuses)

Bonuses under the 2008 Bonus Plan, in which our Chief Executive Officer, Chief Scientific Officer, Chief Financial Officer and General Council participated, were based on achievement of the fiscal 2008 net income target. The table below shows the basis used to calculate bonuses for the year ended May 31, 2008.

If FY 2008 net income is the following percent of target net income*	Bonuses (as a percent of base salary as of May 31, 2008) will be as follows:
	Chief Executive Officer	Chief Scientific Officer	Chief Financial Officer and General Counsel
<100%	0%	0%	0%
100%	25%	25%	25%
105%	43.75%	37.5%	31.25%
110%	62.5%	50%	37.5%
115%	81.25%	62.5%	43.75%
120% or above	100%	75%	50%

*	Percentage bonuses are prorated for net income performance between the above-stated categories.

For fiscal 2008, net income was $71.5 million (107% of target after adjustments approved by the Compensation Committee to exclude certain non-recurring charges of approximately $2.1 million). In August 2008, our Named Executive Officers (other than Mr. Waddy) received the following bonuses under the Company’s 2008 Bonus Plan:

Gioacchino De Chirico	President and CEO	$259,350
Ralph A. Eatz	Senior VP, Chief Science Officer	$158,000
Richard A. Flynt	Chief Financial Officer	$91,000
Philip H. Moïse	General Counsel and Secretary	$146,250

Because Mr. Waddy was a non-executive officer at the end of fiscal 2008, once the fiscal 2008 net income target was achieved his bonus was based on his individual performance rating, as follows:

If net income is the following percent of target net income*	Bonus (as percent of base compensation) will be as follows, based on individual performance rating
	Fully Competent (80% of bonus)	Exceeds Standards (100% of bonus)	Outstanding (120% of bonus)
100%	12%	15%	18%
110%	24%	30%	36%
120% or above	36%	45%	54%

*	Percentage bonuses are prorated for in-between percentages.

Based on his salary level and an “outstanding” rating, in August 2008 Mr. Waddy received an $80,122 bonus.

Stock-Based Long-Term Incentives

Under our 2005 Long-Term Incentive Plan, the Compensation Committee has the discretion to award many kinds of long-term incentives including stock options, restricted stock, SARs, deferred stock, and stock-based and cash-based long-term performance awards. To date, only stock options and restricted stock have been awarded under that plan. Stock options are granted at the closing market price on the date of grant and will only increase in value if the Company’s stock price increases. In addition, all stock option grants require various minimum periods of employment beyond the date of the grant in order to exercise the option, and restricted stock awards require various minimum periods of employment in order for the recipient to gain unrestricted ownership of the shares awarded.

In June 2007, the Compensation Committee approved criteria for the issuance of equity-based awards for fiscal year 2008 and awarded stock options and restricted stock to our executive officers under our 2005 Long-Term Incentive Plan. The target value of awards to our executive officers (currently our Chief Executive Officer, Chief Scientific Officer, Chief Financial Officer and General Counsel) is presented below:

Chief Executive Officer	200% of base compensation
Chief Scientific Officer	120% of base compensation
Chief Financial Officer	120% of base compensation
General Counsel	120% of base compensation

Sixty-five percent of the target value was paid in stock option grants (based on their grant date value estimated using the Black-Scholes option pricing model) and 35% of the target value was paid in restricted stock (based on the market price of the Company’s stock on the date of grant).

In deciding on the number and kind of long-term incentive awards, the Compensation Committee considered the financial performance of the Company, such as increases in net income and operating income, as well as competitive market data on the amount and kind of long-term incentive grants made to executives at peer companies and other comparable companies. The Committee also sought input from management and from independent consultants retained by the Committee. The Compensation Committee then determined the number and kind of awards to be granted to executive officers occupying certain positions. A larger award, on a percentage basis, was made to the Chief Executive Officer because the Compensation Committee determined that he would have the most significant impact on the financial success of the Company for the time periods during which the awards would vest.

Please refer to “Executive Compensation” Section of this Proxy Statement for the details of all elements of compensation earned by the Named Executive Officers of the Company for fiscal 2008.

Incentive Compensation for Fiscal 2009

Fiscal 2009 Bonus Plan. In May 2008, the Compensation Committee approved the FY 2009 Bonus and Long-Term Incentive Plan (the “2009 Bonus Plan”). The bonus provisions of the 2009 Bonus Plan are substantially identical to the 2008 Bonus Plan, and our executive officers will be eligible to receive cash bonuses based on the Company achieving a net income target established by the Compensation Committee when the 2009 Bonus Plan was adopted, as it may be adjusted as permitted under the 2009 Bonus Plan. The table below shows the bonuses that may be awarded to each of the executive officers depending on the amount of our net income for the year ending May 31, 2009 as compared to target net income.

If FY 2009 net income is the following percent of target net income*	Bonuses (as a percent of base salary as of May 31, 2009) will be as follows:
	Chief Executive Officer	Chief Scientific Officer	Chief Financial Officer and General Counsel
<100%	0%	0%	0%
100%	25%	25%	25%
105%	43.75%	37.5%	31.25%
110%	62.5%	50%	37.5%
115%	81.25%	62.5%	43.75%
120% or above	100%	75%	50%

*	Percentage bonuses will be prorated for net income performance between the above-stated categories.

Fiscal 2009 Stock-Based Long-Term Incentives. The 2009 Bonus and Incentive Plan also reflects the criteria for the issuance of equity-based awards for fiscal year 2009 approved by the Compensation Committee. These criteria are substantially identical to the criteria reflected in the 2008 Stock Incentive Plan. In June 2008 the Compensation Committee awarded stock options and restricted stock to our executive officers under our 2005 Long-Term Incentive Plan. The target value of awards to our executive officers (currently our Chief Executive Officer, Chief Scientific Officer, Chief Financial Officer and General Counsel) is presented below:

Chief Executive Officer	200% of base compensation
Chief Scientific Officer	120% of base compensation
Chief Financial Officer	120% of base compensation
General Counsel	120% of base compensation

Sixty-five percent of the target value was paid in stock option grants (based on their grant date value estimated using the Black-Scholes option pricing model) and 35% of the target value was paid in restricted stock (based on the market price of the Company’s stock on the date of grant).

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code prohibits Immucor from deducting, for federal income tax purposes, certain compensation in excess of $1 million per year paid to certain persons named in the Summary Compensation Table unless the compensation meets particular criteria. One criterion is that the compensation be paid only upon the achievement of objective, pre-established performance goals and in accordance with certain procedural requirements. The Committee and management believe that Immucor meets all requirements for deductibility of executive compensation for the awards issued under the Immucor Inc. 2005 Long-term Incentive Plan.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by the following current and former executive officers of the Company for services rendered in all capacities to the Company for the 2008 fiscal year. Mr. Waddy, as Chief Financial Officer, was an executive officer of the Company until December 2007 when Mr. Flynt became Chief Financial Officer, after which time Mr. Waddy became a non-executive officer. All the individuals identified on this table are referred to as the “Named Executive Officers.”

Summary Compensation Table

FISCAL 2008 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Stock Awards (2)($)	Option Awards (2)($)	Non-Equity Incentive Plan Compensation (1)(3)($)	All Other Compensation (4)($)	Total ($)
Dr. Gioacchino De Chirico	2008	545,233	—	102,837	285,351	259,350	54,729	1,247,500
President Chief Executive Officer	2007	503,469	—	32,639	146,260	338,000	60,277	1,080,645

Richard A. Flynt	2008	123,846	—	—	22,191	91,000	6,017	243,054
Vice President Chief Financial Officer	2007	—	—	—	—	—	—	—

Ralph A. Eatz	2008	394,770	—	60,359	189,517	158,000	48,591	851,237
Senior Vice President Chief Scientific Officer	2007	375,446	—	29,662	141,299	244,400	38,549	829,356

Philip H. Moise	2008	450,000	—	36,158	129,463	146,250	23,702	785,573
Vice President General Counsel	2007	62,308	—	—	—	—	1,600	63,908

Patrick D. Waddy	2008	278,200	—	31,484	139,498	80,122	9,000	538,304
Vice President Former Chief Financial Officer	2007	277,500	—	8,965	95,288	43,923	11,100	436,776

(1)	We paid bonuses for fiscal 2008 at the beginning of fiscal 2009 based on the achievement of a fiscal 2008 net income target established under the Company’s FY 2008 Bonus Plan (the “2008 Bonus Plan”) at the end of fiscal 2007. Mr. Waddy was paid a bonus under the 2008 Bonus Plan as a non-executive officer, and his bonus was therefore also based on an individual performance rating. These bonus amounts are reported in the Non-Equity Incentive Plan Compensation column of this table. No other discretionary bonuses were paid to any Named Executive Officer during fiscal 2008.

(2)	The amounts in these columns reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended May 31, 2008 in accordance with FAS 123(R) of awards pursuant to the Company’s equity incentive plans and therefore may include amounts from awards granted in fiscal 2007 and prior. Assumptions used in the calculation of these amounts for awards granted in fiscal years ended May 31, 2008, 2007, and 2006 are included in Note 11, ‘Share-Based Compensation’, to the Company’s audited financial statements for the fiscal year ended May 31, 2008, included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2008. Assumptions used in the calculation of these amounts for the fiscal year ended May 31, 2005 are included in Note 11, ‘Stock-Based Compensation’, to the Company’s audited financial statements for the fiscal year ended May 31, 2007, included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2007. These referenced sections are deemed part of the disclosure required under Item 402 of SEC Regulation S-K. All the awards listed above were equity awards and consequently compensation costs recognized were fixed. As required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	Amounts in this column are awards paid under the 2008 Bonus Plan described in greater detail in “Compensation Discussion and Analysis.”

(4)	All Other Compensation consisted of the following:

Fiscal 2008 all other compensation table

Name	Year	Perquisites and Other Personal Benefits ($)		Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Total ($)
Dr. Gioacchino De Chirico	2008	13,170	(a)	32,004	9,555	54,729
President Chief Executive Officer	2007	14,948	(a)	32,004	13,325	60,277
Richard A. Flynt	2008	5,102	(a)	—	915	6,017
Vice President Chief Financial Officer	2007	—		—	—	—
Ralph A. Eatz	2008	12,285	(a)	26,984	9,322	48,591
Senior Vice President Chief Scientific Officer	2007	—		26,983	11,566	38,549
Philip H. Moise	2008	9,600	(a)	—	14,102	23,702
Vice President General Counsel	2007	1,600	(a)	—	—	1,600
Patrick D. Waddy	2008	—		—	9,000	9,000
Vice President Former Chief Financial Officer	2007	—		—	11,100	11,100

(a)	Auto allowance and expenses.

Grants of Plan-Based Awards

Grants of stock-based awards for fiscal 2008 were made under the Company’s FY 2008 Long-Term Incentive Awards Plan adopted at the end of fiscal 2007 (the “2008 Stock Incentive Plan”) to executive officers, vice presidents, managers and supervisors generally based on the base compensation of the individual award recipient. All awards are made under the Company’s 2005 Long-Term Incentive Plan, which was adopted by our Board of Directors and approved by our shareholders in 2005. The 2005 Long-Term Incentive Plan replaced our preexisting stock option plans which have been frozen and remain in effect only to the extent of awards outstanding under these plans. Awards for up to 3,600,000 shares of our Common Stock may be granted under the 2005 Long-Term Incentive Plan. There is a restriction on the number of shares that may be used for awards other than stock options (1,800,000), but there is no restriction on the number of shares that may be used for grants of non-incentive stock options. Options are granted at the closing market price on the date of the grant. Option awards generally vest equally over a four-year period and have a six-year contractual term. Restricted stock awards generally vest equally over a five-year period. The 2005 Long-Term Incentive Plan provides for accelerated vesting of option and restricted stock awards if there is a change in control of the Company as defined in the 2005 Long-Term Incentive Plan, which would include, among other things, an acquisition, merger, liquidation and dissolution, or a change in majority ownership or a majority of the Board. At May 31, 2008, 2,699,990 shares were available for future issuance for awards after May 31, 2008, of which 1,638,758 can be awarded as restricted shares.

The following table includes certain information with respect to grants of plan-based awards to our Named Executive Officers during the fiscal year ended May 31, 2008:

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Dr. Gioacchino De Chirico	6/8/07					56,333	$29.23	$653,007
President Chief Executive Officer	6/8/07				12,135		$—	$354,706

Richard A. Flynt	12/10/07					15,000	$33.24	$186,480
Vice President Chief Financial Officer

Ralph A. Eatz	6/8/07					24,440	$29.23	$283,306
Senior Vice President	6/8/07				5,265		$—	$153,896
Chief Scientific Officer

Philip H. Moise	6/8/07					29,250	$29.23	$339,063
Vice President General Counsel	6/8/07				6,300		$—	$184,149

Patrick D. Waddy	6/8/07					18,083	$29.23	$209,616
Vice President	6/8/07				3,895		$—	$113,851
Former Chief Financial Officer

(1)	The grant date of all equity awards was June 8, 2007, the date on which the Compensation Committee approved these awards, except in the case of Richard A. Flynt, whose options were granted on December 10, 2007, the date he joined the Company as CFO.

(2)	Actual payouts in August 2008 to the Named Executive Officers under the 2008 Bonus Plan are reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. The Compensation Discussion and Analysis section of this Proxy Statement explains in greater detail the methodology used for calculating bonuses.

(3)	On June 8, 2007, as part of the annual group award under the 2008 Stock Incentive Plan, the Compensation Committee granted options to purchase shares of Common Stock and restricted share awards to executive officers and vice presidents, and granted options to managers and supervisors pursuant to the 2005 Long-Term Incentive Plan. The options vest 25% at each anniversary of the grant date and have a term of six years, and restricted shares vest 20% at each anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding equity awards to the Named Executive Officers at May 31, 2008:

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Value of Shares or Units of Stock That Have Not Vested ($)
	Exercisable	Unexercisable
Dr. Gioacchino De Chirico	84,375		$6.12	3/3/2014
President	7,092	21,276	$17.51	6/6/2012
Chief Executive Officer		56,333	$29.23	6/8/2013
					19,703	$528,631

Richard A. Flynt		15,000	$33.24	12/10/2013
Vice President
Chief Financial Officer

Ralph A. Eatz	379,687		$0.89	12/3/2011
Senior Vice President	84,375		$6.12	3/3/2014
Chief Scientific Officer	6,444	19,332	$17.51	6/6/2012
		24,440	$29.23	6/8/2013
					12,141	$325,743

Philip H. Moise	3,750	11,250	$30.00	4/1/2013
Vice President		29,250	$29.23	6/8/2013
General Counsel					6,300	$169,029

Patrick D. Waddy	8,477		$0.89	12/3/2011
Vice President	29,025		$6.12	3/3/2014
Former Chief Financial Officer	7,500	7,500	$17.89	1/18/2016
	1,950	5,850	$17.51	6/6/2012
		18,083	$29.23	6/8/2013
					5,975	$160,309

(1)	All option awards are non-qualified stock options. Options granted prior to June 1, 2006 expire ten years from the date of grant. Options issued on or after June 1, 2006 expire six years from the date of grant. The vesting schedule for the options granted prior to June 1, 2006 is 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date; the vesting schedule for the options granted on or after June 1, 2006 is 25% on each anniversary of the grant date. Restricted shares vest 20% at each anniversary of the date of grant.

(2)	The market value of outstanding stock awards is based on a per share value of $26.83, the closing market price of our stock on May 31, 2008.

Option Exercises and Stock Vested

The table below presents information concerning options exercised and restricted shares vested during the 2008 fiscal year for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Dr. Gioacchino De Chirico	506,248	$13,034,621	1,892	$55,190
President
Chief Executive Officer

Richard A. Flynt	—	$—	—	$—
Vice President
Chief Financial Officer

Ralph A. Eatz	149,548	$4,583,859	1,719	$50,143
Senior Vice President
Chief Scientific Officer

Philip H. Moise	—	$—	—	$—
Vice President
General Counsel

Patrick D. Waddy	—	$—	520	$15,168
Vice President
Former Chief Financial Officer

(1)	The value realized equals the difference between the closing market price of our Common Stock on the date of exercise and the exercise price multiplied by the number of shares acquired on exercise.

(2)	The value realized equals the closing market price of our Common Stock on the vesting date multiplied by the number of shares acquired on vesting.

Potential Payments upon Termination or Change-In-Control

The Company has written employment agreements with Dr. De Chirico and Messrs. Eatz, Flynt, Moïse and Waddy.

Dr. De Chirico—Dr. De Chirico’s employment agreement with the Company was entered into on December 1, 2003, and amended May 1, 2004 and June 1, 2007, and expires May 31, 2012. The agreement currently provides base salary for Dr. De Chirico of $575,000. If the Company terminates Dr. De Chirico’s employment without cause, then he would continue to be compensated at a rate equal to his average annual compensation (that is, his base salary plus average bonus over the last two years) for the remainder of the agreement term, as renewed. “Cause” is defined generally to include dishonesty, defalcation, continuing inability or refusal to perform reasonable duties, and moral turpitude. If Dr. De Chirico terminates his own employment within 60 days after a change of control, or if the Company terminates his employment within two years after a change of control, the Company must pay him a lump sum equal to two times his average annual compensation (that is, his base salary plus average bonus over the last two years), plus certain additional amounts if such payments subject him to a federal excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code, and he may also be entitled to outplacement assistance and the reimbursement of certain legal fees. If there is a change of control (whether or not Dr. De Chirico’s employment terminates), all restrictions will lapse on any restricted stock he has been awarded before May 1, 2006, and all stock options granted to him by the Company before that date will immediately vest and become exercisable in full for the remainder of the terms of those options. The vesting of restricted stock granted after that date and the vesting and exercise of stock options granted after that date will be governed by the Company’s 2005 Long-Term Incentive Plan.

Mr. Eatz—The Company entered into a two-year employment agreement with Mr. Eatz on June 1, 2008. The agreement currently provides base salary for Mr. Eatz of $415,000. If the Company terminates the employment of Mr. Eatz without cause (as defined above), then Mr. Eatz would continue to be compensated at a rate equal to his average annual compensation (that is, his base salary plus average bonus over the last two years) for the remainder of the term of the agreement, and such amounts would be paid over the term rather than in a lump sum. If there is a change of control of the Company, and Mr. Eatz terminates his own employment within 60 days after the change of control, or the Company terminates him during the term of the agreement, then the Company instead must pay Mr. Eatz a lump sum equal to two times his average annual compensation, plus certain additional amounts to compensate him if such payments subject him to a federal excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code and the reimbursement of certain legal fees. If Mr. Eatz’s employment terminates for any reason other than for Cause, or if there is a change of control (whether or not his employment terminates), all restrictions will lapse on any restricted stock he has been awarded before May 1, 2006, and all stock options granted to him by the Company before that date will immediately vest and become exercisable in full for the remainder of the terms of those options. The vesting of restricted stock granted after that date and the vesting and exercise of stock options granted after that date will be governed by the Company’s 2005 Long-Term Incentive Plan. Mr. Eatz is required under his agreement to work a minimum of one-half of a normal work schedule.

Mr. Flynt—The Company entered into a two-year employment agreement with Mr. Flynt on December 10, 2007. The agreement currently provides base salary for Mr. Flynt of $294,000. If the Company terminates the employment of Mr. Flynt without cause (as defined above), then Mr. Flynt would continue to be compensated at a rate equal to his average annual compensation (that is, his base salary plus average bonus over the last two years) for the remainder of the term of the agreement, and such amounts would be paid over the term rather than in a lump sum. If there is a change of control of the Company, and Mr. Flynt terminates his own employment within 60 days after the change of control, or the Company terminates him during the term of the agreement, then the Company instead must pay Mr. Flynt a lump sum equal to two times his average annual compensation, plus certain additional amounts to compensate him if such payments subject him to a federal excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code and the reimbursement of certain legal fees. If Mr. Flynt’s employment terminates for any reason other than for Cause, or if there is a change of control (whether or not his employment terminates), the vesting of restricted stock granted and the vesting and exercise of stock options will be governed by the Company’s 2005 Long-Term Incentive Plan.

Mr. Moïse—The Company entered into a two-year employment agreement with Mr. Moïse on April 2, 2007. The agreement currently provides base salary for Mr. Moïse of $473,000. If the Company terminates the employment of Mr. Moïse without cause (as defined above), then Mr. Moïse would continue to be compensated at a rate equal to his average annual compensation (that is, his base salary plus average bonus over the last two years) for the remainder of the term of the agreement, and such amounts would be paid over the term rather than in a lump sum. If there is a change of control of the Company, and Mr. Moïse terminates his own employment within 60 days after the change of control, or the Company terminates him during the term of the agreement, then the Company instead must pay Mr. Moïse a lump sum equal to two times his average annual compensation, plus certain additional amounts to compensate him if such payments subject him to a federal excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code and the reimbursement of certain legal fees. If Mr. Moïse’s employment terminates for any reason other than for Cause, or if there is a change of control (whether or not his employment terminates), the vesting of restricted stock granted and the vesting and exercise of stock options will be governed by the Company’s 2005 Long-Term Incentive Plan.

Mr. Waddy—Effective December 10, 2007, upon Mr. Waddy’s resignation as the Company’s Chief Financial Officer, the Company entered into a one-year employment agreement with Mr. Waddy whereby Mr. Waddy agreed to serve as the Company’s Vice President of International Finance. The agreement currently provides base salary for Mr. Waddy of $290,000. If the Company terminates the employment of Mr. Waddy without cause (as defined above), then Mr. Waddy would continue to be compensated at a rate equal to his average annual compensation (that is, his base salary plus average bonus over the last two years) for the remainder of the term of the agreement, and such amounts would be paid over the term rather than in a lump sum. If there is a change of control of the Company, and Mr. Waddy terminates his own employment within 60 days after the change of control, or the Company terminates him during the term of the agreement, then the Company instead must pay Mr. Waddy a lump sum equal to two times his average annual compensation. If Mr. Waddy’s employment terminates for any reason other than for cause, or if there is a change of control (whether or not his employment terminates), the vesting of restricted stock granted and the vesting and exercise of stock options will be governed by the Company’s 2005 Long-Term Incentive Plan.

The table below sets forth the estimated payments that would be made to each of the Named Executive Officers upon involuntary termination, a change of control, and death or permanent disability, based on each person’s base salary as of May 31, 2008 and cash bonus paid with respect to fiscal 2008. The actual amounts to be paid out can only be determined at the time of such Named Executive Officer’s separation from Immucor. The information set forth in the table assumes, as necessary:

•	The termination and/or the qualified change in control event occurred on May 31, 2008 (the last business day of our last completed fiscal year);

•	The price per share of our Common Stock on the date of termination is $26.83, the closing market price of our Common Stock on the Nasdaq Global Select Market on May 31, 2008.

Name	Benefit	Before Change in Control Termination w/o Cause	After Change in Control Termination w/o Cause	Change in Control, Death, or Disability
Dr. Gioacchino De Chirico	Severance	$2,182,426	$1,048,702	$—
President	Bonus	$—	$597,350	$—
Chief Executive Officer	Stock Options(1)	$—	$198,292	$198,292
	Restricted Stock(2)	$—	$529,114	$529,114
	Outplacement	$30,000	$30,000

	TOTAL	$2,212,426	$2,403,458	$727,407

Richard A. Flynt	Severance	$428,055	$560,000	$—
Vice President	Bonus	$—	$182,000	$—
Chief Financial Officer	Stock Options(1)	$—	$—	$—
	Restricted Stock(2)	$—	$—	$—
	Tax Gross-up	$—	$—	$—
	Outplacement	$—	$—	$—

	TOTAL	$428,055	$742,000	$—

Ralph A. Eatz	Severance	$789,540	$770,216	$—
Senior Vice President	Bonus	$—	$402,400	$—
Chief Scientific Officer	Stock Options(1)	$—	$180,174	$180,174
	Restricted Stock(2)	$—	$325,797	$325,797

	TOTAL	$789,540	$1,678,587	$505,971

Philip H. Moise	Severance	$377,260	$900,000	$—
Vice President	Bonus	$—	$292,500	$—
General Counsel	Stock Options(1)	$—	$—	$—
	Restricted Stock(2)	$—	$169,029	$169,029
	Tax Gross-up	$—	$—	$—
	Outplacement	$—	$—	$—

	TOTAL	$377,260	$1,361,528	$169,028

Patrick D. Waddy	Severance	$147,103	$555,700	$—
Vice President	Bonus	$—	$124,045	$—
Former Chief Financial Officer	Stock Options(1)	$—	$121,572	$121,572
	Restricted Stock(2)	$—	$160,309	$160,309
	Outplacement	$15,000	$15,000	$—

	TOTAL	$162,103	$976,625	$281,881

(1)	This value equals the difference between the closing market price of our Common Stock on May 31, 2008 ($26.83) and the exercise price, multiplied by the number of option shares subject to accelerated vesting.

(2)	This value is calculated based on the closing market price of our Common Stock on May 31, 2008 ($26.83).

(3)	The table excludes the annual cash incentive for fiscal 2008 paid in August 2008, which is already included as compensation earned in fiscal 2008 in the Summary Compensation Table.

(4)	Prior to a change of control, and except as noted below for Mr. Eatz, executive officers are not entitled to any benefits if they terminate their employment voluntarily or if the termination was as a result of any of the causes specified in their employment contracts. Under Mr. Eatz’ employment agreement, if his employment terminates for any reason other than for cause, all restrictions will lapse on any restricted stock he has been awarded before May 1, 2006, and all stock options granted to him by the Company before that date will immediately vest and become exercisable in full for the remainder of the terms of those options.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING MAY 31, 2009

Appointment of Independent Registered Public Accounting Firm

Grant Thornton served as the Company’s independent registered public accounting firm and audited the Company’s annual financial statements for the fiscal year ended May 31, 2008, and the effectiveness of the Company’s internal control over financial reporting as of May 31, 2008. Grant Thornton has served as the Company’s principal independent registered public accounting firm since the fiscal year 2006.

The Audit Committee has appointed Grant Thornton to be the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2009. The shareholders are asked to ratify this appointment at the annual meeting. In the event shareholders do not ratify the appointment of Grant Thornton as the Company’s independent registered public accounting firm for fiscal year 2009, the Audit Committee will review its future selection of the independent registered public accounting firm.

Representatives of Grant Thornton will attend the annual meeting and will have the opportunity to make a statement if they so desire. They will also be available to answer appropriate questions.

Audit and Non-Audit Fees

The following table summarizes certain fees billed by Grant Thornton for the fiscal years 2008 and 2007:

Fee Category:	2008	2007
Audit fees	$1,727,805	$1,686,545
Audit-related fees	194,708	119,228
Tax fees	—	—
All other fees	—	—

Total fees	$1,922,513	$1,805,773

Set forth below is a description of the nature of the services that Grant Thornton provided to us in exchange for such fees.

Audit Fees

Audit fees represent fees Grant Thornton billed us for the audit of our annual financial statements and the review of our quarterly financial statements and for services normally provided in connection with statutory and regulatory filings. These fees include substantial fees incurred in meeting the internal control over financial reporting compliance requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

Audit-related fees represent fees Grant Thornton billed us for audit and review-related services, including services relating to potential business acquisitions and dispositions, the audit of employee benefit plan financial statements, assistance with implementation of rules and regulations pursuant to the Sarbanes-Oxley Act of 2002 and compliance with rules and regulations applicable to accounting matters.

The Audit Committee pre-approved all of the above audit, audit-related, tax and other fees of Grant Thornton, as required by the pre-approval policy described below. The Audit Committee concluded that the provision of the above services by Grant Thornton was compatible with maintaining Grant Thornton’s independence.

Tax Fees

During fiscal 2008 and fiscal 2007, there were no fees billed to us for professional services rendered by Grant Thornton for tax compliance, tax advice and tax planning.

All Other Fees

During fiscal 2008 and fiscal 2007, there were no fees billed to us for professional services rendered by Grant Thornton for other products or services.

Policy for Pre-Approval of Independent Registered Public Accounting Firm

Pursuant to our policy on Pre-Approval of Audit and Non-Audit Services, we discourage the retention of our independent registered public accounting firm for non-audit services. We will not retain our independent registered public accounting firm for non-audit work unless:

•	In the opinion of senior management, the independent registered public accounting firm possesses unique knowledge or technical expertise that is superior to that of other potential providers;

•	The approval of the Chair of the Audit Committee is obtained prior to the retention; and

•	The retention will not affect the status of the independent registered public accounting firm as “independent accountants” under applicable rules of the SEC and Nasdaq Stock Market.

During fiscal 2008 and 2007, all of the services provided by Grant Thornton for the services described above under the heading “Audit-Related Fees” were pre-approved using the above procedures, and none were provided pursuant to any waiver of the pre-approval requirement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and regulations of the Securities and Exchange Commission (“SEC”) thereunder require the Company’s executive officers and directors and persons who own more than ten percent of the Company’s Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and persons owning more than ten percent of the Company’s Common Stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for those persons, the Company believes that, during the fiscal year ended May 31, 2008, all filing requirements applicable to its executive officers, directors and owners of more than ten percent of the Company’s Common Stock were met.

SHAREHOLDER PROPOSALS

Immucor’s shareholders may submit proposals that they believe should be voted on at the annual meeting. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some shareholder proposals may be eligible for inclusion in Immucor’s 2009 proxy statement. Immucor must receive all such submissions no later than May 23, 2009. Alternatively, under Immucor’s Bylaws, if a shareholder does not wish to include a proposal or a nomination for the 2009 annual shareholders’ meeting in Immucor’s proxy statement, the shareholder may submit the proposal or nomination not less than 60 days prior to the date that corresponds to the date of the Company’s proxy materials for the 2008 annual meeting. For Immucor’s 2009 annual meeting, Immucor must receive such proposals and nominations no later than July 22, 2009.

Management proxies appointed in the enclosed Proxy will be allowed to use their discretionary voting authority with respect to any proposal intended to be presented by a shareholder at the 2008 annual meeting for which the shareholder did not timely seek inclusion in this Proxy Statement by May 23, 2008 or which was not received by the Company under the above Bylaws provision by July 22, 2008.

Shareholders of the Company may submit candidates for nomination to the Board of Directors to the Company’s Corporate Governance and Nominating Committee. See “Board Meetings and Committees” under “Corporate Governance” section above for the procedures for submitting such candidates.

Shareholders wishing to communicate with the Company’s Board of Directors or any members or committees thereof should follow the procedures described in “Shareholder Communications with the Board” under “Corporate Governance” section above.

MISCELLANEOUS

The expenses of this solicitation, including the cost of preparing and distributing this Proxy Statement, will be borne by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for such forwarding service.

The Company will furnish without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended May 31, 2008, including financial statements and schedules thereto, to any holder of record or beneficial owner of its Common Stock as of the close of business on September 17, 2008, who requests a copy of such report. Any request for the Form 10-K should be made in writing and addressed to: Philip H. Moïse, Vice President, General Counsel and Secretary, Immucor, Inc., 3130 Gateway Drive, P.O. Box 5625, Norcross, GA 30091-5625.

By Order of the Board of Directors

/s/ Philip H. Moïse
PHILIP H. MOISE
Secretary

September 26, 2008

Appendix A

Proxy—Immucor, Inc.

Annual Meeting of Shareholders of Immucor, Inc. to be held November 13, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS USE.

The undersigned shareholder(s) of Immucor, Inc. (the “Company”) hereby appoints, constitutes and nominates Dr. Gioacchino De Chirico and Ralph A. Eatz, and each of them, the attorney, agent and proxy of the undersigned, with individual power of substitution, as proxies to appear and vote all shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, November 13, 2008, at 1:30 p.m., local time, at the Atlanta Marriott Norcross, 475 Technology Parkway, Norcross, Georgia 30092, and any and all adjournments thereof (the “Meeting”), as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as stated on the reverse side.

Should the undersigned be present and elect to vote at the Meeting, including any adjournment thereof, after notification by the undersigned at the Meeting to the Secretary of the Company of the undersigned’s decision to revoke this proxy, then the power of said attorneys and proxies shall be deemed revoked and of no further force or effect. This proxy may also be revoked by the undersigned sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Shareholders, or by the undersigned submitting a properly completed proxy that is later dated, so long as such a notice or later-dated proxy is received by the Secretary of the Company prior to a vote being taken on a particular proposal at the Meeting. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a notice of the Meeting and a proxy statement dated September 26, 2008.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ON THE REVERSE SIDE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES NAMED OF THE REVERSE SIDE AT THE DIRECTION OF A MAJORITY OF THE DIRECTORS PRESENT AT THE MEETING.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the proxy to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, November 7, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your record and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Immucor, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE —1-800-690-6903

Use any touch-tone telephone to transmit your voting instruction up until 11:59 P.M. Eastern Time, November 7, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Immucor, Inc., c/o Broadridge, 51 Mercedes Way, Edgewook, NY 11717

If you vote by Phone or Internet, please do not mail your Proxy Card

Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.

A.	Proposals – The Board of Directors recommends a vote FOR Items 1 and 2.

Vote on Directors

1. ELECTION OF DIRECTORS. To elect the following nine people as directors to serve until the next annual meeting and until their successors are duly elected and qualified.

Nominees:

01 – James F. Clouser

02 – Dr. Gioacchino De Chirico

03 – Ralph A. Eatz

04 – Dr. Jack Goldstein

05 – Hiroshi Hoketsu

06 – Dr. Paul V. Holland

07 – Ronny B. Lancaster

08 – Chris E. Perkins

09 – Joseph E. Rosen

☐ FOR All

☐ Withhold All

☐ For All EXCEPT – To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2009.

☐ For                        ☐ Against                        ☐ Abstain

3. In their discretion, upon such other matters as may properly come before the Meeting, including any adjournments thereof.

B.	Authorized Signatures – This section must be completed for your vote to be counted – Date and Sign Below

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Date:

Signature 1:

Date:

Signature 2: